INTEGRITY MANAGED PORTFOLIOS
                               ADMINISTRATION SERVICES AGREEMENT


   AGREEMENT made this 24th day of September 2003, by and between Integrity Managed Portfolios, a Massachusetts Business Trust, having its principal office and place of business at 1 Main Street North, Minot, North Dakota 58703 (the "Trust"), and Integrity Fund Services, Inc. ("IFS"), a North Dakota corporation.

   WHEREAS, the Trust is an open-end non-diversified management series investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

   WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

   WHEREAS, the Trust offers shares in the series as listed in Schedule B hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 7, being herein referred to as a "Fund," and collectively as the "Funds"); and

   WHEREAS, the Trust desires that IFS perform certain administrative services for each Fund and IFS is willing to provide those services on the terms and conditions set forth in this Agreement;

   NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and IFS hereby agree as follows:

1. APPOINTMENT AND DELIVERY OF DOCUMENTS

   (a)The Trust hereby appoints IFS, and IFS hereby agrees, to act as administrator of the Trust for the period and on the terms set forth in this Agreement.

   (b)In connection therewith, the Trust has delivered to IFS copies of

        (i)the Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time),

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       (ii)the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the U.S. Securities and Exchange Commission

           ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"),

      (iii)the Trust's notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

       (iv)the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"),

        (v)each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Shareholder Services Plan"), and

       (vi)the Trust shall deliver to IFS a certified copy of the resolution of the Board of Directors of the Trust (the "Board") appointing IFS and authorizing the execution and delivery of this Agreement.

2. DUTIES OF IFS.

   (a)Subject to the direction and control of the Board, IFS shall manage all aspects of the Trust's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

   (b)IFS will provide the Fund with the adequate general office space, communication facilities and personnel to perform the services for the Fund described in this Section 2.

   (c)oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds, including:

        (i)the preparation and maintenance by the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law;

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       (ii)the reconciliation of account information and balances among the
           Trust's custodian, transfer agent, dividend disbursing agent and fund accountant;

      (iii)the transmission of purchase and redemption orders for Shares; and

       (iv)the performance of fund accounting, including the calculation of the net asset value of the Shares;

   (d)assist each Fund's investment adviser in monitoring Fund holdings for compliance with Prospectus investment restrictions and assist in preparation of periodic compliance reports, as applicable;

   (e)Prepare and coordinate the printing of semi-annual and annual financial statements;

   (f)Prepare selected management reports for performance and compliance analyses agreed upon by the Fund and Administrator from time to time;

   (g)advise the Trust and the Board on matters concerning the Trust and its affairs;

   (h)with the cooperation of the counsel to the Trust, the investment advisers, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and IFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

   (i)Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

   (j)Prepare the Fund's federal, state, and local tax returns to be reviewed by the Fund's independent public accountants;

   (k)Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it's daily net asset value;

   (l)in consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

        (i)amendments to the Trust's Registration Statement on Form N-1A;

       (ii)periodic reports to the Funds' shareholders and the Commission, including but not limited to annual reports and semi-annual reports;

      (iii)notices pursuant to Rule 24f-2;

       (iv)proxy materials; and

        (v)reports to the SEC on Form N-SAR.

   (m)coordinate the Fund's annual or SEC audit by:

        (i)assisting the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund's accounts and records;

       (ii)providing appropriate financial schedules (as requested by the Fund's independent public accountants or SEC examiners); and,

      (iii)providing office facilities as may be required.

   (n)after consultation with counsel for the Trust and the investment adviser, determine the jurisdictions in which Shares of the Fund shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Funds shall be paid by the Fund

   (o)monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC;

   (p)oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

   (q)prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

   (r)authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

   (s)provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

   (u)assist the Trust in the selection of other service providers, such as independent accountants, legal counsel and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board.

   (v)IFS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request.

   (w)Except with respect to IFS's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

   (x)In order for IFS to perform the services required by this Section 2, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to IFS, and assist IFS as may be required and (ii) shall ensure that IFS has access to all records and documents maintained by the Trust or any service provider to the Trust.

IFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

3. COMPENSATION OF IFS.

   (a)For the services provided by IFS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay IFS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

   (b)In addition to the fees paid under subsection (a), the Trust agrees to reimburse IFS for out-of-pocket expenses or advances incurred by IFS for the items set out in the Schedule A attached hereto. In addition, the Trust will reimburse any other expenses incurred by IFS at the request or with the consent of the Trust.

   (c)The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to written agreement between the Trust and IFS, as set forth in the Schedule A attached.

   (d)The Trust agrees to pay all fees and reimbursable expenses within ten days following the receipt of the respective billing notice.

4. EXPENSES ASSUMED AS ADMINISTRATOR.

   Except as specifically stated in this Agreement, IFS shall pay all expenses incurred by it in performing its services and duties as Administrator. The Trust will bear all other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or IFS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, payments under the Plans, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders' reports and Trust meetings and any extraordinary expenses

5. RESPONSIBILITY AND INDEMNIFICATION.

   (a)IFS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of IFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

   (b)IFS shall not be liable to the Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by IFS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its shareholders to which IFS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of IFS's obligations and duties under this Agreement or the willful violation of anyapplicable law.

   (c)Except as may otherwise be provided by applicable law, neither IFS nor its officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to IFS by the Fund or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of reckless disregard of IFS's obligations and duties under this Agreement or the willful violation of any applicable law.

6. REPORTS.

   (a)The Fund shall provide to IFS on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to IFS during the preceding quarter was true, complete and correct to the best of its knowledge. IFS shall not be responsible for the accuracy of any information furnished to it by the Fund, and the Fund shall hold IFS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

   (b)IFS shall provide to the Board of Trustees of the Fund, on a quarterly basis, a report, in such a form as IFS and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, IFS determines, on the basis of information supplied to IFS by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, IFS shall promptly notify the Fund and its counsel of such violation.

7. ADDITIONAL FUNDS

   In the event that the Trust establishes one or more series of Shares after the effectiveness of this Agreement, such series of Shares shall become Funds under this Agreement. IFS or the Trust may elect not to make any such series subject to this Agreement.

8.  ACTIVITIES OF IFS.

   (a)IFS shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.

   (b)IFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more Trusts, trusts, firms, individuals or associations, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve IFS of its responsibilities hereunder. IFS may pay those persons for their services, but no such payment will increase IFS's compensation from the Trust.

9. RECORDS.

   IFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of IFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during IFS's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by IFS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of IFS's obligations hereunder, IFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by IFS under this Agreement.


10. CONFIDENTIALITY.

   IFS agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that IFS may

   (a)prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

   (b)provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

   (c)release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where IFS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

11. EFFECTIVENESS, DURATION, AND TERMINATION

   (a)This Agreement shall become effective on the date first above written.

   (b)This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

   (c)In the event of a material breach of this Agreement by either party, the non-breaching part shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall by 45 days to remedy the breach. If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement immediately.

      If after such termination for so long as IFS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.

      Compensation due IFS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.

   (d)If at any time during the initial or any subsequent term of this Agreement, IFS is replaced as Administrator for any reason other than for a material breach of this Agreement which IFS does not cure within a reasonable time, or the Fund is merged into or sells all (or substantially all) of its assets to another fund or family of funds for which IFS does not serve as Administrator, then the Fund shall, immediately upon demand by IFS, make a one time cash payment equal to the net present value of the revenues IFS would have earned during the remainder of the initial or subsequent term of the Agreement, as the case may be, at the fee rate in effect at the time of such event (including any applicable minimum).

      For purposes of this paragraph, the asset figured used to calculate the fee due IFS hereunder shall be the highest monthly average assets of the Fund at any time during the 12 months immediately preceding the termination of IFS (or the merger or sale of assets) of the Fund.

      If the Trust terminates this Agreement IFS shall be entitled to collect from the Trust, in addition to the compensation described under Section 11 hereof, the amount of all of IFS's reasonable cash disbursements for services in connection with IFS's' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, IFS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, IFS reserves the right to charge for any other reasonable costs and expenses associated with such termination.

   (e)The obligations of Sections 3, 5 and 10 shall survive any termination of this Agreement

12. ASSIGNMENT.

   This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of IFS.

13. FORCE MAJEURE

IFS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

14. SERVICE DAYS

   Nothing contained in this Agreement is intended to or shall require IFS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

15. NOTICES.

   All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, and shall be given to the following addresses (or such other addresses as to which notice is given):

   To the Trust:                             To IFS:

   Robert E. Walstad                         Robert E. Walstad
   President                                 President
   Integrity Managed Portfolios              Integrity Fund Services, Inc.
   1 Main Street North                       1 Main Street North
   Minot, ND 58703                           Minot, ND 58703


16. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

   The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and IFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which IFS's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of the Funds

17. MISCELLANEOUS

   (a)Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

   (b)Except for the addition of new Funds in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

   (c)The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of North Dakota as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of North Dakota or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

   (d)This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

   (e)The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

   (f)If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

   (g)Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

   (h)Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

   (i)No affiliated person, employee, agent, director, officer or manager of IFS shall be liable at law or in equity for IFS's obligations under this Agreement.

   (j)Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

INTEGRITY MANAGED PORTFOLIOS               INTEGRITY FUND SERVICES, INC.




By: ---------------------------------   By:  ----------------------------
         Robert E. Walstad, President       Robert E. Walstad, President

                                  INTEGRITY MANAGED PORTFOLIOS
                               ADMINISTRATION SERVICES AGREEMENT
                                    Schedule A
                                Fees and Charges


   (a)ADMINISTRATIVE SERVICE FEE:
   For the services rendered by IFS in its capacity as administrator, as specified in Paragraph 1. DUTIES OF IFS, each series of the Fund shall pay IFS at the end of each calendar month a fee calculated at a rate of 0.010%
(10 basis points) of average daily net assets with a minimum of $1,500 per month plus out-of-pocket expenses. Each series of the Fund will pay an additional minimum administrative fee of $500 per month for each additional share class.

                                  INTEGRITY MANAGED PORTFOLIOS
                               ADMINISTRATION SERVICES AGREEMENT
                                    Schedule B
                                Funds to be Serviced Under This Agreement

                                Kansas Municipal Fund
                             Kansas Insured Intermediate Fund
                                 Maine Municipal Fund
                                Nebraska Municipal Fund
                              New Hampshire Municipal Fund
                                 Oklahoma Municipal Fund

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